Exhibit 23-a



                CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of NYNEX Corporation on Form S-8 (File No. 33-48647), relating to the registration of 7,500,000 shares of NYNEX Common Stock for the NYNEX Corporation 1992 Non-Management Stock Option Plan, of our report dated February 9, 1994, on our audits of the consolidated financial statements and financial statement schedules of NYNEX Corporation and its subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in the 1993 Annual Report on Form 10-K, as amended, of NYNEX Corporation.

We further consent to the reference to our Firm under the caption "Interests of Named Experts and Counsel" in this Registration Statement.







COOPERS & LYBRAND L.L.P.

New York, New York
March 2, 1995